Exhibit 99.1

NEWS RELEASE

Contacts:	Quintana Energy Services
Keefer M. Lehner, EVP & CFO
832-518-4094
ir@qesinc.com

Dennard Lascar Investor Relations
Ken Dennard / Natalie Hairston
713-529-6000
QES@dennardlascar.com

QUINTANA ENERGY SERVICES REPORTS 2017 FOURTH QUARTER RESULTS

HOUSTON, TX – March 28, 2018 – Quintana Energy Services Inc. (NYSE: QES) (“QES” or the “Company”) today reported financial and operating results for the fourth quarter ended December 31, 2017.

The information in this earnings release includes the results of Quintana Energy Services LP, the Company’s accounting predecessor. In February 2018, in connection with the reorganization transactions entered into upon the closing of the Company’s initial public offering, the Company acquired all of the outstanding equity of Quintana Energy Services LP from its existing investors.

Fourth Quarter 2017 Financial Highlights

Fourth quarter 2017 revenue grew 16% to $130.9 million, up from $113.3 million in the third quarter of 2017. Fourth quarter 2017 net income was $2.1 million and Adjusted EBITDA was $18.8 million, compared to a net loss of $8.4 million and Adjusted EBITDA of $6.8 million for the third quarter of 2017. In the fourth quarter of 2016, revenue was $58.3 million, net loss was $35.9 million and Adjusted EBITDA was a loss of $3.8 million. See the section of this release entitled “Non-GAAP Financial Measures” for a discussion of Adjusted EBITDA and its reconciliation to the most directly comparable financial measure calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”).

Rogers Herndon, QES’ President and Chief Executive Officer, stated, “We are very pleased to be reporting our first quarterly results after having successfully closed on our initial public offering in February. We are proud of the strong results we have achieved in the fourth quarter of 2017 and look forward to a very productive 2018 as the macroeconomic environment for drilling and completion activities, though subject to near-term volatility, continues to gain traction, with healthy demand and a strong need for our services.”

Business Segment Results

The following business segments comprise the Company’s primary services: Directional Drilling Services; Pressure Pumping Services; Pressure Control Services; and Wireline Services.

Directional Drilling Services

The Directional Drilling Services segment provides the highly-technical and essential services of guiding horizontal and directional drilling operations for exploration and production (“E&P”) companies. Revenue was $38.3 million in the fourth quarter of 2017, flat as compared to $38.7 million in the third quarter of 2017. Fourth quarter 2017 Adjusted EBITDA was $5.5 million, compared to Adjusted EBITDA of $3.4 million for the third quarter of 2017. In the fourth quarter of 2016, revenue was $22.6 million and Adjusted EBITDA was $1.8 million.

Pressure Pumping Services

The Pressure Pumping Services segment primarily provides hydraulic fracturing services to E&P companies. Revenue for the segment grew 26% to $49.5 million in the fourth quarter of 2017, up from $39.4 million in the third quarter of 2017, due to the reactivation of our third unconventional frac spread in the Mid-Continent region. Fourth quarter 2017 Adjusted EBITDA was $10.5 million, compared to Adjusted EBITDA of $5.8 million for the third quarter of 2017. In the fourth quarter of 2016, revenue was $11.8 million and Adjusted EBITDA was a loss of $1.8 million.

Pressure Control Services

The Pressure Control Services segment consists of coiled tubing, rig-assisted snubbing, nitrogen, fluid pumping and well control services. Revenue for the segment grew approximately 18% to $26.5 million in the fourth quarter of 2017, up from $22.5 million in the third quarter of 2017, primarily due to stronger utilization and pricing gains. Fourth quarter 2017 Adjusted EBITDA was $4.1 million, compared to Adjusted EBITDA of $0.8 million for the third quarter of 2017. In the fourth quarter of 2016, revenue was $15.1 million and Adjusted EBITDA was a loss of $0.5 million.

Wireline Services

The Wireline Services segment provides cased-hole wireline services to E&P companies. Revenue for the segment grew 32% to $16.6 million in the fourth quarter of 2017, up from $12.6 million in the third quarter of 2017. Fourth quarter 2017 Adjusted EBITDA was $1.5 million, compared to Adjusted EBITDA loss of $1.2 million for the third quarter of 2017. In the fourth quarter of 2016, revenue was $8.9 million and Adjusted EBITDA was a loss of $1.2 million.

Other Financial Information

General and administrative expense for the fourth quarter of 2017 was $18.8 million, compared to $19.4 million for the third quarter of 2017 and $19.0 million for the fourth quarter of 2016. Depreciation and amortization expense in the fourth quarter of 2017 was $11.4 million, compared to $11.2 million for the third quarter of 2017 and $19.2 million in the fourth quarter of 2016.

Capital expenditures totaled $7.7 million during the fourth quarter of 2017, compared to $4.8 million in the third quarter of 2017, and $3.2 million in the fourth quarter of 2016.

In connection with the Company’s initial public offering, which closed on February 13, 2018, QES converted $33.6 million of outstanding indebtedness under its term loan into shares of common stock of the Company, fully repaid and terminated the revolving credit facility and term loan and entered into a new $100 million senior secured asset-based revolving credit facility.

Conference Call Information

QES has scheduled a conference call for 9:00 a.m. Central Time (10:00 a.m. Eastern Time) on Thursday, March 29, 2018, to review reported results. You may access the call by telephone at 1-201-389-0867 by asking for the QES 2017 Fourth Quarter Conference Call. The webcast of the call may also be accessed through the Investor Relations section of the Company’s website at https://ir.quintanaenergyservices.com/ir-calendar. A replay of the call can be accessed on the Company’s website for twelve months and will be available by telephone through April 5, 2018, at (201) 612-7415, access code 13677321#.

About Quintana Energy Services

QES is a growth-oriented provider of diversified oilfield services to leading onshore oil and natural gas exploration and production companies operating in both conventional and unconventional plays in all of the active major basins throughout the U.S. QES’s primary services include: directional drilling, pressure pumping, pressure control and wireline services. The Company offers a complementary suite of products and services to a broad customer base that is supported by in-house manufacturing, repair and maintenance capabilities. More information is available at www.quintanaenergyservices.com.

Forward-Looking Statements and Cautionary Statements

This news release (and any oral statements made regarding the subjects of this release, including on the conference call announced herein) contains certain statements and information that may constitute “forward-looking statements.” All statements, other than statements of historical fact, that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. The words “anticipate,” “believe,” “expect,” “plan,” “forecasts,” “will,” “could,” “may,” and similar expressions that convey the uncertainty of future events or outcomes, and the negative thereof, are intended to identify forward-looking statements. Forward-looking statements contained in this news release, which are not generally historical in nature, include those that express a belief, expectation or intention regarding our future activities, plans and goals and our current expectations with respect to, among other things: our operating cash flows, the availability of capital and our liquidity; our future revenue, income and operating performance; our ability to sustain and improve our utilization, revenue and margins; our ability to maintain acceptable pricing for our services; future capital expenditures; our ability to finance equipment, working capital and capital expenditures; our ability to execute our long-term growth strategy; our ability to successfully develop our research and technology capabilities and implement technological developments and enhancements; and the timing and success of strategic initiatives and special projects.

Forward-looking statements are not assurances of future performance and actual results could differ materially from our historical experience and our present expectations or projections. These forward-looking statements are based on management’s current expectations and beliefs, forecasts for our existing operations, experience, expectations and perception of historical trends, current conditions, anticipated future developments and their effect on us, and other factors believed to be appropriate. Although management believes the expectations and assumptions reflected in these forward-looking statements are reasonable as and when made, no assurance can be given that these assumptions are accurate or that any of these expectations will be achieved (in full or at all). Our forward-looking statements involve significant risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. Known material factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, risks associated with the following: a decline in demand for our services, including due to declining commodity prices, overcapacity and other competitive factors affecting our industry; the cyclical nature and volatility of the oil and gas industry, which impacts the level of exploration, production and development activity and spending patterns by E&P companies; a decline in, or substantial volatility of, crude oil and gas commodity prices, which generally leads to decreased spending by our customers and negatively impacts drilling, completion and production activity; and other risks and uncertainties listed in our filings with the U.S. Securities and Exchange Commission, including our Current Reports on Form 8-K that we file from time to time, Quarterly Reports on Form 10-Q and Annual Report on Form 10-K. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise, except as required by law.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands of dollars, except per unit data)

(Unaudited)

	Three Months Ended			Year Ended
	December 31, 2017	September 30, 2017	December 31, 2016	2017	2016
Revenue	$130,863	$113,274	$58,252	$438,033	$210,428

Costs and expenses:
Direct operating expenses	95,841	89,082	46,257	332,695	182,928
General and administrative expenses	18,829	19,441	19,038	72,770	73,600
Depreciation and amortization	11,423	11,238	19,224	45,687	78,661
Fixed asset impairment	—	—	1,380	—	1,380
Goodwill impairment	—	—	—	—	15,051
Loss (gain) on disposition of assets, net	(339)	(310)	5,595	(2,639)	5,375

Operating income (loss)	5,109	(6,177)	(33,242)	(10,480)	(146,567)
Interest expense	(2,961)	(2,901)	(2,476)	(11,251)	(8,015)
Other (loss) income	(58)	724	—	666	—

Loss before tax	2,090	(8,354)	(35,718)	(21,065)	(154,582)
Income tax expense	(22)	(84)	(140)	(91)	(167)

Net income (loss)	$2,068	$(8,438)	$(35,858)	$(21,156)	$(154,749)

Net loss per common unit:
Basic				$(0.05)	$(0.37)

Diluted				$(0.05)	$(0.37)

Weighted average common units outstanding:
Basic				417,441	417,032

Diluted				417,441	417,032

CONSOLIDATED BALANCE SHEETS

(In thousands)

	Year Ended
	December 31, 2017	December 31, 2016
ASSETS
Current Assets
Cash and cash equivalents	$8,751	$12,219
Accounts receivable, net of allowance for doubtful accounts of $776 and $880, respectively	83,325	36,745
Unbilled receivables	9,645	7,692
Assets held for sale	—	27,278
Inventories	22,693	19,549
Prepaid expenses and other current assets	9,520	5,547

Total current assets	$133,934	$109,030
Property, plant and equipment, net	128,518	150,706
Intangible assets, net	10,832	13,228
Other assets	2,375	967

Total assets	$275,659	$273,931

LIABILITIES AND PARTNERS’ EQUITY
Current liabilities:
Current portion of debt and capital lease obligations	$79,443	$291
Accounts payable	36,027	28,124
Accrued liabilities	33,825	18,511

Total current liabilities	$149,295	$46,926
Deferred tax liability	185	135
Long-term debt, net of deferred financing costs of $1,709 and $2,284, respectively	37,199	116,463
Long-term capital lease obligations	3,829	4,044
Other long-term liabilities	183	239

Total liabilities	$190,691	$167,807
Commitments and contingencies
Partners’ equity
Common units, 417,441	212,630	212,630
Retained deficit	(127,662)	(106,506)

Total liabilities and partners’ equity	$275,659	$273,931

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands of dollars)

(Unaudited)

	Year Ended
	December 31, 2017	December 31, 2016
Cash flows from operating activities:
Net loss	$(21,156)	$(154,749)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	45,687	78,661
(Gain) loss on disposition of assets, net	(10,500)	1,268
Non-cash interest expense	5,960	845
Fixed asset impairment	—	1,380
Goodwill impairment	—	15,051
Provision for doubtful accounts	289	142
Deferred income tax expense (benefit)	50 5050	(42)
Changes in operating assets and liabilities:
Accounts receivable	(46,869)	9,688
Unbilled receivables	(1,953)	(4,213)
Inventories	(3,144)	1,559
Prepaid expenses and other current assets	1,812	3,894
Other noncurrent assets	(1,439)	632
Accounts payable	6,969	8,842
Accrued liabilities	12,810	(5,778)
Other long-term liabilities	(56)	(15)

Net cash provided by (used in) operating activities	(11,540)	(42,835)

Cash flows from investing activities:
Purchases of property, plant and equipment	(21,244)	(7,340)
Proceeds from sale of property, plant and equipment	35,754	9,606

Net cash provided by (used in) investing activities	14,510	2,266

Cash flows from financing activities:
Proceeds from revolving debt	11,035	35,159
Payments on revolving debt	(21,964)	(22,000)
Proceeds from term loan	5,000	28,600
Proceeds from warrants, net of issuances costs	—	5,961
Payments on capital lease obligations	(315)	(317)
Issuances of units	—	1,000
Payments of deferred financing costs	(194)	(1,878)

Net cash provided by (used in) financing activities	(6,438)	46,525

Net increase (decrease) in cash and cash equivalents	(3,468)	5,956

Cash and cash equivalents
Beginning of period	12,219	6,263

End of period	$8,751	$12,219

Supplemental cash flow information
Cash paid for interest	5,755	5,935
Income taxes paid	77	198
Supplemental non-cash investing and financing activities
Prepaid insurance financed through note payable	1,666	950
Fixed asset purchase in accounts payable and accrued liabilities	934	93
Supplemental non-cash investing and financing activities
Equity issued as payment in kind for professional services	—	2,000
Conversion of accrued interest to debt	4,202	126
Non cash payment for property, plant and equipment	711	—
Non cash proceeds from sale of assets held for sale	3,990	—

ADDITIONAL SELECTED OPERATING DATA

(Unaudited)

	Three Months Ended			Year Ended
	December 31, 2017	September 30, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Rig days(1)	3,798	3,711	2,113	14,407	7,001
Average rigs on revenue(2)	59	61	34	58	31
Total hydraulic fracturing stages	1,056	636	335	2,993	1,567
Average revenue per stage	43,700	56,530	29,431	47,189	23,338

(1)	Rig days represent the number of days we are providing services to rigs and are earning revenues during the period, including days that standby revenues are earned.
(2)	Rigs on revenue represents the number of rigs earning revenues during a given time period, including days that standby revenues are earned.

Non-GAAP Financial Measures

Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies.

Adjusted EBITDA is not a measure of net income or cash flows as determined by GAAP. We define Adjusted EBITDA as net income plus income taxes, net interest expense, depreciation and amortization, impairment charges, net loss on disposition of assets, transaction expenses, rebranding expenses, one-time settlement expenses, severance expenses, and equipment standup expense, and less gain on bargain purchase.

We believe Adjusted EBITDA is useful because it allows us to more effectively evaluate our operating performance and compare the results of our operations from period to period without regard to our financing methods or capital structure. We exclude the items listed above in arriving at Adjusted EBITDA because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDA should not be considered as an alternative to, or more meaningful than, net income as determined in accordance with GAAP, or as an indicator of our operating performance or liquidity. Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of Adjusted EBITDA. Our computations of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

The following tables present reconciliations of Adjusted EBITDA to the most directly comparable GAAP financial measure for the periods indicated:

RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA

(In thousands of dollars)

(Unaudited)

	Three Months Ended			Year Ended
	December 31, 2017	September 30, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Net income (loss)	$2,068	$(8,438)	$(35,858)	$(21,156)	$(154,749)
Income tax expense	22	84	140	91	167
Interest expense	2,961	2,901	2,476	11,251	8,015
Other (income)/expenses	58	(724)	—	(666)	—
Depreciation and amortization expense	11,423	11,238	19,224	45,687	78,661
Fixed asset impairment	—	—	1,380	—	1,380
Goodwill impairment(1)	—	—	—	—	15,051
Loss (gain) on disposition of assets, net	(339)	(310)	5,595	(2,639)	5,375
Transaction expense(2)	822	—	914	1,091	4,358
Rebranding expense(3)	—	7	1,480	9	2,237
Settlement expense(4)	339	1,191	678	3,566	1,740
Severance expense(5)	41	—	152	243	1,075
Equipment standup expense(6)	1,387	823	11	3,749	11

Adjusted EBITDA	$18,782	$6,772	$(3,808)	$41,226	$(36,679)

(1)	For the year ended December 31, 2016, represents a non-cash impairment charge related to our directional drilling services segment.
(2)	For the year ended December 31, 2016, and three months ended December 31, 2016 represents professional fees related to investment banking, accounting and legal services associated with entering into the term loan that were recorded in general and administrative expenses. For the three months ended September 30, 2017 we incurred no transaction expense and for the year ended December 31, 2017 we incurred investment banking fees.
(3)	Relates to expenses incurred in connection with rebranding our business segments in 2016 and 2017. In our actual performance for the years ended December 31, 2017 and 2016, $0.01 million and $2.2 million was recorded in general and administrative expenses, respectively. In our actual performance for the three months ended September 30, 2017 and December 31, 2016, $0.01 million and $1.4 million was recorded in general and administrative expenses, respectively.
(4)	Relates to the settlement of lease termination costs and retention payments in 2016 and 2017. In our actual performance for the years ended December 31, 2017 and 2016, $0.5 million was recorded in direct operating expenses, and $3.1 million and $1.2 million was recorded in general and administrative expenses, respectively. In our actual performance for the three months ended September 30, 2017 and December 31, 2017, $(0.3) million and $0.3 million was recorded in direct operating expenses, respectively. For the three months ended September 30, 2017, December 31, 2017 and December 31, 2016, $1.5 million, $0.2 million and $0.7 million was recorded in general and administrative expenses, respectively.
(5)	Relates to severance expenses in 2016 and 2017 incurred in connection with the integration of the Archer Acquisition as well as a program implemented to reduce head count in connection with the industry downturn. In our actual performance for the years ended December 31, 2017 and 2016, $0.2 million and $0.7 million was recorded in direct operating expenses, respectively, and the remainder was recorded in general and administrative expenses. In our actual performance for the three months ended December 31, 2017 and December 31, 2016, $0.04 million and $0.13 million was recorded in direct operating expenses, respectively, and the remainder was recorded in general and administrative expenses.
(6)	Relates to equipment standup costs. In our actual performance for the year ended December 31, 2017, approximately $3.6 million was recorded in direct operating expenses and approximately $0.18 million was recorded in general and administration expenses. For the year ended December 31, 2016, all costs were recorded in general and administration expenses. For the three months ended September 30, 2017 and December 31, 2017 approximately $0.7 million and $1.4 million was recorded in direct operating expenses, respectively.

RECONCILIATION OF NET INCOME (LOSS) TO SEGMENT ADJUSTED EBITDA

(In thousands of dollars)

(Unaudited)

	Three Months Ended			Year Ended
	December 31, 2017	September 30, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Segment Adjusted EBITDA
Directional drilling services	$5,532	$3,423	$1,802	$17,498	$(76)
Pressure pumping services	10,500	5,791	(1,821)	27,784	(19,372)
Pressure control services	4,105	835	(501)	6,539	(5,804)
Wireline services	1,535	(1,166)	(1,203)	(1,794)	(6,161)

Corporate and other	(5,537)	(3,408)	(5,320)	(16,793)	(14,687)
Income tax expense	(22)	(84)	(140)	(91)	(167)
Interest expense	(2,961)	(2,901)	(2,476)	(11,251)	(8,015)
Depreciation and amortization	(11,423)	(11,238)	(19,224)	(45,687)	(78,661)
Fixed asset impairment	—	—	(1,380)	—	(1,380)
Goodwill impairment(1)	—	—	—	—	(15,051)
Gain (Loss) on disposition of assets, net	339	310	(5,595)	2,639	(5,375)

Net income (loss)	$2,068	$(8,438)	$(35,858)	$(21,156)	$(154,749)

(1)	For the year ended December 31, 2016, represents a non-cash impairment charge related to our directional drilling services segment.